Second Amended and Restated Corporate Officers’ Severance Plan

1.
Purpose.  The purpose of the Second Amended and Restated Corporate Officers’ Severance Plan (the “Plan”) of OMNOVA Solutions Inc. (the “Company”) is to attract and retain qualified executives for the Company by providing Plan participants with the opportunity to receive severance benefits in the event of certain terminations of employment.

2.Background and Effective Date.  The Amended and Restated Corporate Officers’ Severance Plan was adopted by the Compensation & Organization Committee of the Board of Directors of the Company on March 22, 2018, effective from April 1, 2018, as an amendment and restatement of the Company’s prior Corporate Officers’ Severance Plan, which became effective on June 13, 2000 and previously had been amended and restated effective January 1, 2009. The Amended and Restated Corporate Officers’ Severance Plan was amended effective as of December 18, 2018, and hereby is further amended and restated as set forth herein as the Plan, effective as of April 8, 2019 (the “Effective Date”).

3.Duration.  The Plan will remain in effect until terminated by the Committee in accordance with Section 11 hereof.

4.Definitions.  For purposes of this Plan, the following defined terms shall have the respective meanings set forth below:

(a)“ACA” has the meaning set forth in Section 7(b) hereof.

(b)“Affiliate” means a corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with the Company by virtue of Section 414 of the Code, such that it (i) is part of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) with the Company, (ii) is “under common control” (within the meaning of Section 414(c) of the Code) with the Company, or (iii) is a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) with the Company.

(c)“Applicable Benefit Continuation Period” means the period of time specified in a Participant’s Participation Agreement during which the Participant may receive continued health and welfare benefits following a Qualifying Termination.

(d)“Applicable Severance Multiplier” means the multiplier contained in a Participant’s Participation Agreement that is used to determine the amount of severance the Participant may be eligible to receive if a Qualifying Termination occurs.

(e)“Committee” means the Compensation & Organization Committee of the Board of Directors of the Company, or a successor committee thereto, or such other committee of the Board of Directors of the Company consisting solely of two or more “independent directors” (within the meaning of applicable stock exchange rules).

(f)“Cause” means, for purposes of this Plan only, (i) if the Participant is a party to a duly authorized and written employment agreement or severance agreement with the Company or any of its Affiliates, executed by an officer of the Company, and such agreement provides for a definition of “cause”, the definition of “Cause” set forth in such agreement or (ii) otherwise, any of the following:

(1)The Participant’s commission of, conviction for, or plea of guilty or nolo contendere to, any felony, or any offense involving fraud, embezzlement, or theft;

(2)The Participant’s willful misconduct, grossly negligent conduct, or act of moral turpitude that substantially and adversely affects the Company’s business or reputation;

(3)The Participant’s violation of the Company’s Business Conduct Policies; or

(4)Commission of or participation in a Harmful Activity by the Participant.

(g)“Change in Control” means any of the following events:
(1)A change in the ownership of the Company, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the regulations thereunder), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or

(2)Any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the regulations thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

(3)A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election in accordance with the provisions of Treasury Regulation Section 1.409A-3(i)(5); or

(4)A change in the ownership of a substantial portion of the Company’s assets, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the regulations thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(h)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(i)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

(j)“Company” has the meaning set forth in Section 1 hereof.

(k)“Effective Date” has the meaning set forth in Section 2 hereof.

(l)“Eligible Employee” means any full-time employee of the Company who is recommended by the chief executive officer to the Committee to be a key employee who should be eligible to participate in the Plan. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA

(m)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)“Excise Tax” has the meaning set forth in Section 15(b) hereof.

(o)“Good Reason” means, for purposes of this Plan: (i) for a Participant who is a party to a duly authorized and written employment agreement or severance agreement with the Company or any of its

Affiliates, executed by an officer of the Company, that specifies a meaning for such term, “Good Reason” as defined in such agreement; or (ii) for any other Participant, the occurrence of any of the following without the Participant’s written consent:

(A)
a material adverse change to the Participant’s reporting lines, including a change such that a Participant no longer reports directly and solely to the Chief Executive Officer of the Company (or a successor parent company);

(B)	an aggregate reduction in the Participant’s annual base salary greater than 15%;

(C)	a material reduction in the Participant’s aggregate annual and long-term incentive opportunity;

(D)	the relocation of the Executive’s principal work location more than fifty miles from the Executive’s current work location;

(E)
any material breach by the Company of any obligation under this Plan or under any duly authorized and written employment or severance agreement between the Participant and the Company or any of its Affiliates, which has been executed by an officer of the Company; or

(F)
a material reduction in the Participant’s authority, duties, title or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated, on paid leave at the request of the Company (or any successor company) in connection with any pending investigation or as required by applicable law);

provided, in any case, that the Participant has: (x) delivered written notice to the Committee within forty-five (45) days of the Participant first learning of the existence of any circumstance set forth in items (A) through (F), above but in no event shall notice be delivered later than ninety (90) days following the initial occurrence of such circumstance; (y) provided the Committee with thirty (30) days to consider whether it agrees or does not agree that the circumstances specified in the Participant’s written notice satisfy any of items (A) through (F) above or to cure the circumstances specified in the Participant’s written notice; and (z) terminated his or her employment with the Company (or a successor company) within the thirty (30) days following the earlier of: (1) the expiration, without cure, of the Committee’s cure period or (2) the date of the Committee’s written notice to the Participant contending either that the circumstances specified in the Participant’s written notice do not satisfy any of items (A) through (F) above or that such circumstances have been cured.
(p)“Harmful Activity” means the Participant’s:

(i)Unauthorized disclosure or misuse of the Company’s confidential or non-public information or trade secrets;

(ii)Soliciting, recruiting, inducing, encouraging, or attempting to solicit, recruit, induce or encourage, whether directly or through others, any employee of the Company to leave the Company’s employment; or

(iii)Material breach or violation of any agreement between the Participant and the Company.
(q)“Net Benefit” has the meaning set forth in Section 15(b) hereof.

(r)“OMNOVA Group” has the meaning set forth in Section 6 hereof.

(s)“Participant” has the meaning set forth in Section 5 hereof.

(t)“Participation Agreement" means the form of participation agreement for the Plan most recently issued to Participant.

(u)“Plan” has the meaning set forth in Section 1 hereof.

(v)“Qualifying Termination” means (i) the unilateral termination of a Participant's employment by the Company (or any successor company) excluding: (A) a termination for Cause or (B) a termination following a leave of absence exceeding six months without a return to active employment; or (ii) a Participant’s termination of his or her employment with the Company (or any successor company) for Good Reason within twenty fourth months after a Change in Control.

(w)“Section 409A” has the meaning set forth in Section 15(a)(i) hereof.

(x)“Separation Agreement” has the meaning set forth in Section 8(c) hereof.

(y)“Separation Date” has the meaning set forth in Section 6 hereof.

(z)“Severance Pay” has the meaning set forth in Section 7 hereof.

(aa)“Specified Employee Payment Date” has the meaning set forth in Section 15(a)(ii) hereof.
5.Participants.

(a)Participation.  Each Eligible Employee of the Company who (i) is designated by the Committee, (ii) receives a Participation Agreement from the Company, and (iii) executes and returns such Participation Agreement to the Company in accordance with the terms of the Participation Agreement shall be a “Participant” in the Plan.

(b)No Right to Employment.  Nothing in the Plan will interfere with or limit the right of the Company to terminate any Participant’s employment at any time and for any reason.

(c)No Right to Transfer or Assign Plan Benefits.  Benefits under this Plan are intended for the exclusive benefit of the Participants. Present and future payments or benefits cannot be subjected to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge (except as required by law), and any attempt to do so shall be null and void. Notwithstanding the foregoing, to the extent a Participant has satisfied the conditions to receive benefits hereunder but is deceased before such benefits can be paid, to the extent permitted by applicable law, a Participant’s benefits under the Plan may be paid to his or her estate or otherwise paid pursuant to the Participant’s will.

6.Non-Competition and Non-Solicitation. As a condition to becoming a Participant in the Plan, during a Participant’s employment and for one (1) year following the termination of the Participant’s employment for any reason (including a Qualifying Termination) (such date, the “Separation Date”), the Participant agrees not to, without the prior written consent of the Committee:

(a)    directly or indirectly, engage in, or assist any other person or entity to engage in, any business that competes with any business in which any member of the Company’s, its divisions’, affiliates’, or successors’ (collectively, the “OMNOVA Group”) is engaging, or in which any member of the OMNOVA Group has substantial plans to engage as of the Separation Date, provided that: (i) this restriction shall not apply to the ownership by the Participant of not more than one percent (1%) of any class of the publicly traded securities of any entity; and (ii) following the date of the Participant’s separation from the Company for any reason this restriction shall not apply to any geographical area where, as of the Separation Date, the OMNOVA Group is not conducting substantial business, is not providing substantial products or services, or did not have substantial plans to provide such products or services; and (iii) following the Separation Date this restriction shall not apply to any business acquired after the Separation Date by any member of the OMNOVA Group or owned by any acquirer of any member of the OMNOVA Group, which business, does not compete with any

OMNOVA Group business or any business as to which the OMNOVA Group had a substantial plan to enter, as such OMNOVA Group business and plans existed on the Separation Date.
(b)    directly or indirectly: (i) solicit or seek to entice away from any member of the OMNOVA Group, or offer employment or any consulting or other service arrangement to, or otherwise interfere with the business relationship of any member of the OMNOVA Group with, any person who is employed by any member of the OMNOVA Group; or (ii) interfere with the business relationship of any member of the OMNOVA Group with any person or entity who is a customer or client of, supplier to or other party having material business relations with any member of the OMNOVA Group.

7.	Severance Benefits. If a Participant experiences a Qualifying Termination, then, subject to Section 8 hereof, the Company will provide the Participant with the following:
(a)a gross aggregate amount of severance pay equal to the product of (i) the Participant’s Applicable Severance Multiplier and (ii) the sum of (A) the Participant’s gross annual base salary as of the date of the Qualifying Termination and (B) the target amount of the Participant’s annual incentive under the Company’s Annual Incentive Plan (or such other Company-sponsored annual incentive plan applicable to the Participant) for the year of the Qualifying Termination (“Severance Pay”). In the event of a Qualifying Termination for Good Reason within 24 months after a Change in Control, for the purpose of determining the amount of any Severance Pay, the amount of the Participant’s base salary or target annual incentive shall be the higher of (i) the Participant’s base salary and target annual incentive in effect on the date of the Qualifying Termination and (ii) the Participant’s base salary and target annual incentive in effect immediately prior to the Change in Control. Severance Pay will be paid to the Participant promptly, but no later than the next OMNOVA payroll date, as a lump sum in accordance with and subject to OMNOVA’s customary payroll practices (including with respect to tax withholding).

(b)medical, dental and life insurance benefit continuation for the Applicable Benefits Continuation Period. Such benefit continuation shall be at the same levels in effect as of the date of the Participant’s Qualifying Termination, and the Company will pay any required medical and dental benefit contributions on behalf of the Participant during the Applicable Benefits Continuation Period; provided that if the Company’s payment of medical and dental benefits contributions under this section would violate the nondiscrimination or other regulations under the Affordable Care Act (the “ACA”) or otherwise violate or result in the imposition of penalties under applicable law or regulation, the Company may reform this section in a manner as is necessary to comply with the ACA or such other applicable law or regulation, but consistent with the intent of the Company to pay for the cost of such benefits hereunder. At the expiration of the Applicable Benefits Continuation Period, the Participant will be eligible for medical and dental benefit continuation under COBRA for 18 months, subject to payment of COBRA rates by the Participant. For life insurance benefit continuation, the Company will pay any required benefit contributions on behalf of the Participant during the Benefit Continuation Period; provided, however, that if the Participant is a Specified Employee, then to the extent required by Section 409A such required premium contributions will not be paid by the Company until six months following the Qualifying Termination (at which time all required premium contributions during such six-month period shall be reimbursed to the Participant in a single lump sum payment). The Participant shall be responsible for paying the required benefit contributions for the continuation of life insurance benefits through cash payment to the Company or through the withholding by the Company of the amount of such contributions from any other payments due to the Participant from the Company; and

(c)reasonable executive outplacement assistance, as determined in the Company’s discretion exercised in good faith from time to time, for expenses actually incurred by a Participant, in a form provided to other Plan participants, for a period not to exceed twelve months following the Qualifying Termination. The Company shall reimburse outplacement expenses within thirty days following submission of appropriate substantiation of such expenses to the Company, but in no event shall such reimbursement occur later than the end of the calendar year following the calendar year in which such expenses are incurred.

8.Conditions to Severance Benefits.  A Participant’s entitlement to any severance benefits under Section 7 hereof will be subject to:

(a)The Participant executing and delivering to the Company his or her Participation Agreement in accordance with the terms thereof;

(b)The Participant experiencing a Qualifying Termination;

(c)The Participant executing a separation agreement and release (“Separation Agreement”) in a customary form satisfactory to the Company in its sole, reasonable discretion, with such separation agreement and release becoming effective and irrevocable within sixty days following the Participant’s Qualifying Termination. Any such Separation Agreement will include, without limitation: (i) a release of claims in favor of the Company, its affiliates, and their respective officers and directors; and (ii) customary confidentiality, cooperation, and non-disparagement provisions; and

(d)The Participant complying with the non-competition and non-solicitation restrictions of Section 6 hereof.

9.Plan Administration.
(a)Administrator.  The Plan shall be administered by the Committee,

(b)Authority.  Subject to Section 9(c) below, the Committee has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Committee has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(i)administer the Plan according to its terms and to interpret Plan provisions;

(ii)resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;

(iii)take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(iv)make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(v)process and approve or deny all claims for benefits; and

(vi)decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

(c)Decisions Binding.  All determinations and decisions made in good faith by the Committee pursuant to the provisions of the Plan and resolutions of the Committee made in good faith shall be final, conclusive and binding on all persons, including the Company, its Affiliates, shareholders, Nonemployee Directors, employees, Participants and their respective estates. No member of the Committee shall be liable hereunder for any action taken or determination made in good faith with respect to the Plan.

(d)Delegation by the Committee.  The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

10.Claims Procedures.

(a)Initial Claims.  A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within sixty days after the Participant's Qualifying Termination. Claims should be addressed and sent to:

Compensation & Organization Committee
c/o Corporate Secretary
OMNOVA Solutions Inc.
25435 Harvard Road
Beachwood, Ohio 44122
If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within ninety days after the Committee’s receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant's claim will contain the following information:
(i)the specific reason or reasons for the denial of the Participant's claim;

(ii)references to the specific Plan provisions on which the denial of the Participant's claim was based;

(iii)a description of any additional information or material required by the Committee to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(iv)a description of the Plan's review procedures and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

(b)Appeal of Denied Claims.  If the Participant's claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

(i)Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Committee. This request for review must be filed no later than sixty days after the Participant has received written notification of the denial.

(ii)The Participant has the right to submit in writing to the Committee any comments, documents, records or other information relating to his or her claim for benefits.

(iii)The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(iv)The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

(c)Committee’s Response to Appeal. The Committee will provide the Participant with written notice of its decision within sixty days after the Committee’s receipt of the Participant's written claim for review.

There may be special circumstances which require an extension of this sixty-day period. In any such case, the Committee will notify the Participant in writing within the sixty-day period and the final decision will be made no later than one hundred and twenty days after the Committee’s receipt of the Participant's written claim for review. The Committee’s decision on the Participant's claim for review will be communicated to the Participant in writing and will clearly state:

(i)the specific reason or reasons for the denial of the Participant's claim;

(ii)reference to the specific Plan provisions on which the denial of the Participant's claim is based;

(iii)a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits; and

(iv)a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.

(d)Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(i)no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(ii)in any such legal action, all explicit and implicit determinations by the Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

11.Amendment and Termination.  The Committee may terminate, amend or modify the Plan at any time and for any reason, with or without notice; provided, however, that no such termination, amendment, or modification shall adversely affect a Participant’s rights to benefits under this Plan: (a) if all of the requirements of Section 8 hereof have been satisfied by the Participant at the time of such proposed termination, amendment, or modification; or (b) if such termination, amendment, or modification occurs within a period of three months prior to, or twenty-four months following, a Change in Control.

12.Limitation of Liability.  The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company's certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

13.Right of Set-Off and Other Remedies.  The Company may, to the extent permitted by applicable law, set off of any amounts payable to it by the Participant against any amounts that the Company may owe to the Participant from time to time under the Plan; provided, however, that, except to the extent permitted by Section 409A of the Code, such offset shall not apply to amounts that are a “deferral of compensation” within the meaning of Section 409A of the Code.

14.Coordination with Other Plans, Agreements, and Benefits.

(a)Neither this Plan nor any payment or benefit provided for or paid under this Plan shall affect any payment, award, or benefit which is or may become payable under the Annual Incentive Plan or the 2017 Equity Incentive Plan (or their successors), which payments, awards, or benefits shall be governed by their respective applicable plan terms and any agreements related thereto.

(b)Payments and benefits received under this Plan will not be included in a Participant’s compensation or earnings for purposes of determining benefits, including pension benefits, under any other employee benefit plan of the Company.

(c)To the extent (and only to the extent) that a payment or benefit that is to be provided under this Plan has been paid or provided for the same purpose under the terms of another applicable plan, program, agreement or arrangement, including any employment or severance agreement between the Participant and the Company, then the payment under this Plan shall be deemed to have been satisfied by the payment made under such applicable plan, program, agreement or arrangement.

15.Tax Matters.

(a)Section 409A Compliance.

(i)General Compliance.  This Plan is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with such intent. Payments and benefits provided under this Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments to be made under this Plan upon a Qualifying Termination shall only be made upon a “separation from service” under Section 409A. In the event any provision of this Plan fails to satisfy Section 409A, then such provision shall be reformed so as to comply with Section 409A. Further, if and to the extent that the Company determines that it is necessary, in order to comply with Section 409A with respect to any Participant who also participates in a Company plan, program, agreement, or arrangement described in Section 14(c) hereof, the Company may require that any amount payable under this Plan be paid at the time and in the form applicable for payments of a similar type (even if in a different amount) under such plan, program, arrangement, or agreement.

(ii)Specified Employees.  Notwithstanding any other provision of this Plan, if any payment or benefit provided to a Participant in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is determined to be a “specified employee” as defined for purposes of Section 409A, then notwithstanding any provisions of this Plan such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(iii)Reimbursements.  To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Participant on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(b)Section 280G.  If any of the payments or benefits received or to be received by the Participant under this Plan (whether individually or in the aggregate) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 15(b), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making such payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Participant of such payments after payment of the Excise Tax to (ii) the Net Benefit to the Participant if such payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will such payments be reduced to the minimum extent necessary to ensure that no portion of such payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the payments or benefits received or to be received by the Participant under this Plan, net of all federal, state, local, foreign income, employment, and excise taxes. The calculation of the Net Benefit and any reduction under this Section 15(b) shall be performed by a nationally-recognized accounting firm selected by the Company, and any reduction made pursuant to this Section 15(b) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(c)No Tax Gross-Ups.  In no event shall any provision of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments or benefits under, this Agreement.

(d)Withholding.  The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(e)Payment Timing and Release of Claims. In the event that the 60 day period in which a Participant must provide an effective and irrevocable Separation Agreement pursuant to Section 8 of this Plan begins in one calendar year and ends in the next calendar year, then, to the extent necessary to comply with Section 409A, payment of any benefits under this Plan shall be made (or shall commence) in the later of such two calendar years.

16.Severability.  Any term or provision of this Plan which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without thereby rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms or provisions of this Plan in any other jurisdiction.

17.Governing Law.  To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of the state of Ohio without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Ohio, county of Cuyahoga, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

* * * * *
[Signature page to Participation Agreement]

25435 Harvard Road
Beachwood, OH 44122
Tel:    216-682-7000
Fax:    216-453-0102
www.omnova.com

[Date]
By Hand Delivery
[Name]
[Title]
[Address]

Re:	Participation Agreement for OMNOVA Solutions Second Amended and Restated Corporate Officers’ Severance Plan
Dear [Name],
The Compensation & Organization Committee of the Board of Directors (the “Committee”) of OMNOVA Solutions Inc. (the “Company”) hereby extends to you the opportunity to be a Participant in the OMNOVA Solutions Second Amended and Restated Corporate Officers’ Severance Plan (the “Plan”). The Committee approved the Plan effective as of _____________, 2019, replacing the OMNOVA Solutions Amended and Restated Corporate Officers’ Severance Plan.
A Participant in the Plan is eligible to receive, and the Company is obligated to pay, severance benefits if the Participant’s employment is terminated under certain circumstances, as described in the Plan. The Plan is designed to provide a severance payment, health and welfare benefit continuation, and outplacement assistance in the event of a qualifying termination of employment.
Your participation and eligibility for, and the Company’s obligation to pay, benefits under the Plan are at all times subject to the terms and conditions set forth in the Plan document, a copy of which is attached and the terms of which are incorporated by reference into this Participation Agreement. Defined terms used herein but not otherwise defined have the meanings assigned to such terms in the Plan document.
If you accept the opportunity to be a Participant in the Plan by signing and returning this Participation Agreement as specified below:

1.
In the case of a Qualifying Termination occurring within 24 months following a Change in Control (which may include your termination of your employment for Good Reason), your Applicable Severance Multiplier shall be two and your Applicable Benefits Continuation Period shall be twenty-four months; or

2.
For all other Qualifying Terminations (which shall not include your termination of your employment for Good Reason), your Applicable Severance Multiplier shall be one and your Applicable Benefits Continuation Period shall be twelve months.

By signing this Participation Agreement, you acknowledge and agree that your right to receive, and the Company’s obligation to provide, any benefits under the Plan is subject to all of the terms and conditions of the Plan, including your compliance with the non-competition and non-solicitation provisions of Section

6 of the Plan and the timely execution and non-revocation of a separation agreement and release and the satisfaction of the other conditions to severance benefits set out in Section 8 of the Plan.
Please indicate your acceptance of the terms and conditions of the Plan and this Participation Agreement by signing this Participation Agreement where indicated below, and returning it to Frank Esposito within ten (10) business days of the date first set forth above.
Sincerely,
[Name]
[Title]

Accepted by:    ______________________________    Date:    ______________________________________                [Name]